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                                 EXHIBIT (H)(3)

                          ACCOUNTING/PRICING AGREEMENT


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                          ACCOUNTING/PRICING AGREEMENT


     This Accounting/Pricing Agreement is made as of this 1st day of May, 1993 by and between Principal Preservation Portfolios, Inc., a Maryland corporation (the "Fund") and B. C. Ziegler and Company, a Wisconsin corporation ("Ziegler").

     WHEREAS, a majority of the Directors of the Fund and a majority of the disinterested Directors of the Fund have approved this Agreement between Ziegler and the Fund, and in so approving the Agreement made the following findings:

     a. the Agreement is in the best interest of the Fund and its Shareholders;

     b. the services to be performed pursuant to the Agreement are services required for the operation of the Fund;

     c. Ziegler can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

     d. the fees for such services are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

     WHEREAS, the Fund is authorized to issue shares in separate classes (the "Portfolios") with each such class representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Fund desires Ziegler to render the services to the Fund in the manner and on the terms and conditions hereinafter set forth with respect to each of the Fund's Portfolios identified on Schedule C attached hereto, as modified from time to time by the mutual consent of the parties; and

     WHEREAS, the Administrative Services Agreement, dated as of August 26, 1988, by and between the Fund and Ziegler, as amended and renamed the Accounting/Pricing Services Agreement by Amendment No. 1, is terminated and superseded upon the effectiveness of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Services. The Fund hereby engages Ziegler, and Ziegler accepts such engagement, to perform accounting and pricing services for the Fund as described in more detail on Schedule A, as the same may be modified from time to time by vote of a majority


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of the Fund's directors including a majority of those who are not interested persons of Ziegler, (the "Services"). The Fund agrees that Ziegler shall have ready access to the Fund's agents, books, records, financial information, management and resources, at such times and for such periods as Ziegler deems necessary to perform the Services.

     2. Rate of Payment for the Services.

        A. Contract Price. The Fund agrees to pay Ziegler for the Services at such rate, as may be approved annually by a majority of the Fund's directors, including a majority of directors who are not parties to this Agreement or interested persons of Ziegler, (the "Contract Price") as stated in Schedule B. The Fund shall also pay all expenses, as set forth in paragraph B below, applicable taxes, duties and charges (including sales, use and excise taxes) levied or assessed as a result of this Agreement. The Contract Price shall be payable monthly within ten (10) days of the date of invoice. The Contract Price shall be adjusted annually by mutual agreement.

        B. Reimbursement for Expenses. Subject to the Fund's prior approvals, Ziegler shall be paid by the Fund for actual expenses and costs incurred by Ziegler in the performance of the Services, including, but not limited to, long distance telephone calls, postage, computer time, supplies and expenses and costs stated in Schedule B hereto.

     3. Employees. All personnel assigned by Ziegler to perform the Services will be employees of Ziegler or its affiliates. Ziegler will be considered for all purposes, an independent contractor, and it will not, directly or indirectly, act as an agent, servant or employee of the Fund, or make any commitments or incur any liabilities on behalf of the Fund without its prior written consent.

     4. Ziegler's Use of the Services of Others. Ziegler may (at its cost except as contemplated by Paragraph 2(B) of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Fund with such information or Services as it may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, or in the discharge of its overall responsibilities with respect to the Services to be provided to the Fund.

     5. Ownership of Records. All records required to be maintained and preserved by the Fund pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Investment Company Act of 1940, as amended (the "Act"), and maintained and preserved by Ziegler on behalf of the Fund are the property of the Fund and will be surrendered by Ziegler promptly on request by the Fund.

     6. Reports to Fund by Ziegler. Ziegler shall provide the Fund, at such times as the Fund may reasonably require, with reports relating to the Services provided by Ziegler under



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this Agreement.  Such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund.

     7. Services to Other Clients. Nothing herein contained shall limit the freedom of Ziegler or any affiliated person of Ziegler to render investment advice or corporate administrative services to other investment companies, to act as investment advisor or investment counselor to other persons, firms or corporations, or to engage in other business activities.

     8. Limitation of Liability of Ziegler. Neither Ziegler, nor any of its officers, directors, or employees, nor any person performing administrative or other functions for the Fund (at the direction or request of Ziegler) or the Advisor in connection with Ziegler's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Fund or from reckless disregard by Ziegler or any such person of the duties of Ziegler under this Agreement. In no case shall Ziegler's or any such person's liability in connection with the matters to which this contract relates be greater than one year's fee income received by Ziegler under performance of this contract.

     9. Term of Agreement. The term of this Agreement shall begin, with respect to any Portfolio of the Fund, on the date agreed upon between the parties. Once effective with respect to any Portfolio, this Agreement will continue in effect from year to year with respect to such Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually by the board of directors of the Fund or by vote of a majority of the outstanding voting securities of such Portfolio and, concurrently with such approval by the board of directors or prior to such approval by the holders of the outstanding voting securities of such Portfolio, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Fund who are not parties to this Agreement or interested persons of any such party. Ziegler shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

     10. Termination of Agreement. This Agreement may be terminated with respect to each Portfolio by any party hereto without the payment of any penalty, upon 60 days prior notice in writing to the other party; provided that, in the case of termination by the Fund, such action shall have been authorized by resolutions of a majority of the directors of the Fund who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of each Portfolio affected by such termination. This Agreement shall automatically and immediately terminate in the event of its assignment.



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     11. Miscellaneous.

         A. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         B. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

        C. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

        D. Governing Law. This Agreement shall be construed and governed by the laws of the state of Wisconsin.

        E. Amendment. This Agreement, including the Schedules hereto, may be amended only by an instrument in writing executed by the parties.

        F. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party or when deposited in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, and addressed to the principal place of business of such party, unless and until any of such parties notifies the parties in accordance with this section of a change of address.

        G. Entire Agreement. This Agreement together with the Schedules hereto constitutes the entire agreement between the Fund and Ziegler with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

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        H. Enforceability.  The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions.

        I. Scope of Agreement. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever, to prevent enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not hereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to the law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                       PRINCIPAL PRESERVATION PORTFOLIOS, INC.


                                       By:
                                          -------------------------------
                                          R. D. Ziegler, President


                                       B. C. ZIEGLER AND COMPANY


                                       By:
                                          -------------------------------
                                          Peter D. Ziegler, President



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                                   SCHEDULE A


Services to be performed by Ziegler:

           1. Calculate daily net asset value per share.

           2. Maintain original entry documents and books of record and general ledgers.

           3. Post cash receipts and disbursements.

           4. Reconcile bank account balances monthly.

           5. Record purchases and sales based upon portfolio manager communications.

           6. Prepare monthly and annual summaries to assist in the preparation of financial statements of, and regulatory reports for, the Fund.



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                                   SCHEDULE B

                      B. C. ZIEGLER ACCOUNTING/PRICING
                                FEE SCHEDULE
                FOR:  PRINCIPAL PRESERVATION PORTFOLIOS, INC.


All Portfolios, Except for Cash Reserve Portfolio

Minimum - $19,000 Annually per Portfolio


Asset Charge - Assets of $30 million but less than $100 million - .03 of 1%
               Assets of $100 million but less than $250 million - .02 of 1% Assets of $250 million or more - .01 of 1%

Plus:          Out of Pocket Expenses
               Pricing valuations - by outside pricing sources
               Paper, phone and other miscellaneous expenses


Fees will be billed monthly


Cash Reserve Portfolio

Minimum - $15,000 Annually
Maximum - $125,000 Annually

Asset Charge - Average Daily Net Assets of $50 million but less than $100 million - 0.04 of 1%
               Average Daily Net Assets of $100 million but less than $200 million - 0.03 of 1%
               Average Daily Net Assets of $200 million or more - 0.01 of 1%

Plus: Out of Pocket Expenses - Pricing valuations (by outside pricing sources), paper, phone and other miscellaneous expenses


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                                   SCHEDULE C

                             STAND ALONE PORTFOLIOS


1.   Tax-Exempt Portfolio (Effective 5/1/93)
2.   Government Portfolio (Effective 5/1/93)
3.   S&P 100 Plus Portfolio (Effective 5/1/93)
4.   Dividend Achievers Portfolio (Effective 5/1/93)
5.   Select Value Portfolio (Effective 8/24/94)
6.   PSE Tech 100 Index Portfolio (Effective 6/10/96)
7.   Managed Growth Portfolio (Effective 1/1/99)
8.   Wisconsin Tax-Exempt Portfolio (Effective 6/13/94)
9. Cash Reserve Portfolio, including Class X (Retail Class) and Class Y (Institutional Class) (Effective 1/1/96)